Exhibit 99.q.3

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on December 6, 2011:

RESOLVED, that the Trustees and Officers who may be required to execute any amendments to the Trust’s Registration Statement hereby re-approve and reauthorize the use of the Powers of Attorney appointing Alan Goodson, Megan Kennedy, Jennifer Nichols, Lucia Sitar, and Tim Sullivan as attorneys-in-fact for the purpose of signing and filing on behalf of the Trust its Registration Statement and any amendments thereto under the Securities Act of 1933 and the 1940 Act with the SEC, and the attorneys-in-fact listed in such Powers of Attorney are hereby reauthorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: February 27, 2012

/s/ Megan Kennedy
Megan Kennedy
Secretary